Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Nos. 333-198974 and 333-189057) on Form S-3, the Registration Statement (No. 333-170692) on Form S-8, the Registration Statement (No. 333-146777) on Post-Effective Amendment No. 1 on Form S-3 to Form S-1/MEF of Retail Opportunity Investments Corp., and the Registration Statement (Nos. 333-198974-01 and 333-189057-01) on Form S-3 of Retail Opportunity Investments Partnership, LP of our report dated February 11, 2015 , relating to our audit of the Statement of Revenues and Certain Expenses of Mission Foothill Marketplace, for the year ended December 31, 2013, included in this Current Report on Form 8-K.

/s/ PKF O'Connor Davies
a division of O'Connor Davies, LLP

New York, New York
February 11, 2015